EXHIBIT 99.2

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                     ATWOOD OCEANICS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                                      Three Months Ended                Six Months Ended
                                                          March 31,                         March 31,
                                                     --------------------           ----------------------
                                                     2007           2006              2007           2006
                                                     ----           ----              ----           ----

REVENUES:
Contract drilling                                   $ 94,262        $ 67,529         $ 180,504      $ 122,943
Business interruption proceeds                             -               -             2,558              -
                                                    --------        --------         ---------      ---------
                                                      94,262          67,529           183,062        122,943
                                                    --------        --------         ---------      ---------

COSTS AND EXPENSES:
Contract drilling                                     43,617          37,270            92,727         71,040
Depreciation                                           8,329           6,207            16,344         12,597
General and administrative                             4,851           4,605            12,042         10,598
Gain on sale of equipment                               (137)             -               (184)        (9,275)
                                                    --------        --------         ---------      ---------
                                                      56,660          48,082           120,929         84,960
                                                    --------        --------         ---------      ---------
OPERATING INCOME                                      37,602          19,447            62,133         37,983
                                                    --------        --------         ---------      ---------

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest           (388)         (1,467)             (925)        (3,207)
Interest income                                          404             338               873            569
                                                    --------        --------         ---------      ---------
                                                          16          (1,129)              (52)        (2,638)
                                                    --------        --------         ---------      ---------
INCOME  BEFORE INCOME TAXES                           37,618          18,318            62,081         35,345
PROVISION FOR INCOME TAXES                             5,861           2,689             9,239          5,193
                                                    ---------       --------         ---------      ---------
NET INCOME                                           $31,757         $15,629           $52,842        $30,152
                                                    =========       ========         =========      =========

EARNINGS PER COMMON SHARE:
              Basic                                     1.02            0.51              1.70           0.98
              Diluted                                   1.01            0.50              1.67           0.96
AVERAGE COMMON SHARES OUTSTANDING:
            Basic                                     31,148          30,926            31,104         30,832
            Diluted                                   31,577          31,446            31,595         31,327


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